Exhibit 10.1

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and 17 CFR §§200.80(b)(4) and 200.83.

SECOND AMENDMENT TO BIOPROCESSING SERVICES AGREEMENT

Diosynth RTP, Inc. Change Orders 9, 10, 10a, 11, 12 and 13

Diosynth RTP, Inc., f/k/a Covance Biotechnology Services Inc., having its principal place of business at 101 J. Morris Commons Lane, Morrisville, North Carolina 27560 (“Diosynth” and “CBSI”) and Dendreon Corporation, having its principal place of business at 3005 1st Avenue, Seattle, Washington 98121 (“Dendreon” and “Sponsor”), make this Second Amendment to that certain Bioprocessing Services Agreement dated March 16, 2001, as amended May 8, 2003, to which Diosynth and Dendreon are parties (the “Agreement”). The effective date of this Second Amendment is October 29th, 2004.

Diosynth and Dendreon amend the Agreement as follows:

1.	Pursuant to Section 27 of the Agreement, Diosynth and Dendreon have met and modified (“Modified”) the Agreement, including the Scope, via Change Orders 9, 10, 10a, 11, 12 and 13.

(a)	The blocks of work in Change Orders 9, 10, 10a and 11 have been substantially completed, invoiced and paid.

(b)	Change Order 12, the “Validation Scope” and Change Order 13, the “Conformance Scope”, are each agreed upon contemporaneously with the effective date of this Second Amendment.

2.	Sub-section 1 m) is revised so that the Scope means the detailed Scope of Work attached to the Agreement as Appendix One, as previously Modified by Change Orders 8, 9, 10, 10a, 11 and as Modified herein by Change Orders 12 and 13.

(a)	Change Orders 12 and 13 are delivered simultaneously with this Second Amendment.

(b)	Diosynth and Dendreon contemplate that one or both of Change Order 12 and Change Order 13 may be Modified by agreement in the course of work performed under the Agreement, in which event the detailed Scope of Work shall be deemed so modified.

(c)	Diosynth and Dendreon contemplate that additional change orders will be agreed upon, in which case, the detailed Scope of Work shall then be deemed modified by such change orders.

3.	Section 27 is revised so that the words “Change Order 8” in each of the two places where they appear are “Change Orders 8, 9, 10, 10a, 11, 12 and 13.”

4.	Add New Sub-section 1 p): “Ancillary Component means Bulk Product as manufactured and bulk filled by Diosynth.”

5.	Add New Sub-section 1 q): “Quality Agreement means the document defining the roles, responsibilities, deliverables and time requirements with respect to the quality assurance of the Product intermediates and the Ancillary Component. The Quality Agreement is delivered simultaneously with this Second Amendment.”

5A.	Add New Sub-section 1 r): “Payment Schedules” means the payment schedules set forth in agreed and fully signed change orders.

5B.	Add New Sub-section 1 s): “Program Price” means the price Diosynth charges Dendreon for the Program as provided in the Agreement, including the Scope.

6.	Sub-section 1 k) is revised to read: “Program means the services Diosynth will perform for Dendreon in accordance with the Quality Agreement and the Scope.”

7.	Section 2 a) is deleted.

8.	Change Section 4 b) to “Section 4 d).”

9.	Add New Section 4 b) as follows: “Dendreon shall perform its obligations as set forth in the Quality Agreement and the Scope at Diosynth’s Facility, and shall cooperate with Diosynth in Diosynth’s execution of the Program, and shall timely furnish Diosynth with Sponsor Deliverables as called for in the Scope.

10.	Add New Section 4 c) as follows: “All right, title and interest in and to [ * ] shall be and remain in [ * ] . [ * ] shall not sell, pledge, hypothecate, dispose of, or otherwise transfer any interest therein except as provided in the Agreement nor use them for any purpose other than in performance of the Program, and [ * ] shall provide safe and secure storage therefor at [ * ] Facility.”

11.	Section 7 e) is deleted and restated as follows: “In addition to the amounts set forth in the Program Price and Payment Schedules, Process Consumables purchased by Diosynth for the Program will be invoiced separately as such costs are incurred. Dendreon shall pay Diosynth’s actual cost (inclusive of use in necessary testing) of such Process Consumables and subcontractor testing plus a fee equal to [ * ] of such actual cost.”

12.	Section 7 f) is deleted and restated as follows: “ Payments are due thirty (30) days from the date of invoice issued by Diosynth in accordance with the Program Price and Payment Schedules set forth in change orders and otherwise in this Agreement. Late payments are subject to an interest charge of one percent (1%) per month. Unless, within thirty (30) days of the date of invoice Dendreon has advised Diosynth in good faith and in writing of a specific basis for disputing an invoice, failure to pay an invoice within ninety (90) days from the date of invoice may, at Diosynth’s election constitute a material breach of the Agreement. Invoices will include a detailed summary of activities completed during the period covered by the invoice, including labor, activities completed and an indication of Process Consumables purchased.”

13.	Add New Section 28 as follows: “Diosynth shall, at Dendreon’s expense, package for shipment and ship Ancillary Component, samples and other materials in accordance with Dendreon’s reasonable written instructions ExWorks (Incoterms 2000). Diosynth shall retain representative samples of shipped items for record keeping, testing and regulatory purposes.”

14.	Sub-section 22 a) (as restated) by the May 8, 2003 amendment is deleted and restated as follows: “Dendreon may, at any time for reasons unrelated to circumstances in Section 15 a), terminate the Program prior to completion by giving thirty (30) days written notice to Diosynth. In such event, Diosynth shall comply with such notice to terminate the Program and shall, prior to the effective date of termination, invoice Dendreon for that portion of work performed in blocks of work agreed to in fully signed change order(s) through the effective date of termination, such portion of work to be determined by reference to the invoiceable value of such work as anticipated by Diosynth at the time of signing of the change order(s). In the event of termination prior to the completion of block(s) of work agreed to in fully signed change order(s), Dendreon shall also pay Diosynth as liquidated damages and not as a penalty, a cancellation fee in an amount equal to an agreed percentage(s) of uninvoiced block(s) of work and other irrevocably obligated costs that are agreed to in fully signed change orders.”

15.	Add New Section 29 as follows:

29.1	The aggregate amount of the Program Price as of the effective date of this Second Amendment, for Change Order 12 and for Change Order 13 is $18,000,000.

29.2	In accordance with this Section 29, Diosynth agrees to accept and Dendreon agrees to issue to Diosynth $3,500,000 of Dendreon common stock (the “Shares”) in full payment of the $3,500,000 of aggregate change order execution payments in the Payment Schedules of Change Orders 12 and 13 which also secures the reservation of facilities dedicated to Dendreon so that vial break for Thaw #1 as specified in Change Order 13 can begin between [ * ] and [ * ] . The number of shares of such common stock shall be the number of shares at the purchase price, provided for herein for one share that equals $3.5 million; the purchase price for the Shares, shall be $ 8.17 per share, which constitutes the average closing price of one share of Dendreon common stock for the ten (10) trading days preceding the date of full execution of this Agreement.

29.3	The Shares have been registered on a Form S-3 registration statement, Registration No. 333-102351 (the “Registration Statement”), which Registration Statement, and any post-effective amendment thereto, has been declared effective by the Securities and Exchange Commission.

When issued and sold, the Shares will be free of any resale restrictions imposed by law or Dendreon and the certificates representing the Shares will not contain any restrictive legends. Dendreon has delivered to Diosynth the most recent prospectus that constitutes a part of the Registration Statement and a prospectus supplement regarding the sale of the Shares pursuant hereto.

29.4	Diosynth represents that neither it nor any affiliate with respect to which it exercises investment power has had, as of the date of the execution of this Agreement or for the thirty (30) days preceding such execution a short position in the common stock of Dendreon.

29.5	Promptly following the full execution of this Second Amendment, but not later than the close of the first trading day after the date full execution occurs, Dendreon shall cause its transfer agent to transmit the Shares electronically to Diosynth by crediting the account set forth below through the Deposit Withdrawal Agent Commission (DWAC) system:

Account:             [ * ]

29.6	Diosynth hereby agrees that, for a period of ninety (90) days from October 29, 2004, it will not make, offer to make, agree to make, or permit any disposition (as defined below) of the shares of Dendreon common stock acquired by it hereunder or any interest therein. For purposes of this Section 29.6, “disposition” means any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, swap or other arrangement transferring any interest, or any other transfer or disposition or encumbrance of all or any part of the rights or incidents of ownership of the common stock, including without limitation the right to vote and the right to use the common stock as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or any agreement to do any of the foregoing.

16.	Add New Section 30 as follows: “In the event Dendreon terminates the Program prior to completion pursuant to Sub-section 22 a), or in the event Diosynth properly terminates the Program under Section 15 b), Dendreon shall pay Diosynth a cancellation fee in an amount equal to [ * ] of the uninvoiced block of work, if any, in Change Order 12, and a cancellation fee in an amount equal to [ * ] of the uninvoiced block of work, if any, in

Change Order 13, less the total of weekly offset fees paid by Dendreon pursuant to Sub-section 31(a). All costs incurred or which Diosynth is irrevocably obligated to pay, but which have not been invoiced as of the date of termination shall be paid by Dendreon, and shall be deemed invoiced for purposes of the calculation of any cancellation fee. Any portion of the $3.5 million advance payment not applied to invoices shall be promptly refunded to Dendreon.

17.	Add New Section 31 as follows:

(a)	In the event the course of the Program and Diosynth’s facilities that are dedicated to Dendreon are idled by extraordinary delay attributable solely to Dendreon after [ * ], Dendreon shall pay Diosynth [ * ] for each calendar week or partial calendar week during which such delay occurs (“weekly offset fees”). In the event such delay occurs, Diosynth will use its best efforts to avoid the idling of its facilities.

i.	In the event such delay persists in four successive weeks, and in any event if vial break for Thaw #1 as specified in Change Order 13 has not been performed by [ * ] because of such delay, Diosynth may terminate the Program upon thirty (30) days notice to Dendreon.

ii.	In the event of such termination by Diosynth, Dendreon shall pay Diosynth a cancellation fee equal to [ * ] of the uninvoiced block of work, if any, in Change Order 12 and a cancellation fee in an amount equal to [ * ] of the uninvoiced block of work if any, in Change Order 13, less the total of weekly offset fees paid by Dendreon. All costs incurred or which Diosynth is irrevocably obligated to pay, but which have not been invoiced as of the date of termination shall be paid by Dendreon, and shall be deemed invoiced for purposes of the calculation of any cancellation fee. Any portion of the $3.5 million advance payment not applied to invoices shall be promptly refunded to Dendreon.

(b)	In the event the course of the Program is idled by extraordinary delay attributable solely to Diosynth after [ * ], Diosynth shall credit Dendreon in the amount of [ * ] on the Program Price for each calendar week or partial calendar week during which such delay occurs (“weekly credit amounts”).

i.	In the event such delay persists in four successive weeks, and in any event if vial break for Thaw #1 as specified in Change Order 13 has not been performed by [ * ] because of such delay, Dendreon may terminate the Program on thirty (30) days notice to Diosynth.

ii.	In the event of such termination by Dendreon, no further payments shall be due from Dendreon to Diosynth, and Diosynth shall refund to Dendreon an amount equal to all payments made by Dendreon to Diosynth for work under Change Orders 12 and 13, including the $3.5 million advance, less the total of weekly credit amounts credited by Diosynth.

(c)	For purposes of this Section 31 extraordinary delay means delay that is willful and intentional, but not malicious or wrongful, and is caused by Dendreon or Diosynth, as the case may be, for reasons extrinsic to the Program and that are unusual, but not delay that is contemplated in Section 19 of the Agreement. Such delay shall not constitute a default by Dendreon or Diosynth, as the case may be, of a material obligation.

18.	Add New Section 32 as follows: “Diosynth and Dendreon shall promptly enter into good faith discussions intended to result in a Commercial Manufacturing and Supply Agreement for Ancillary Component, such discussions to be substantially concluded by [ * ] .

19.	Add New Section 33 as follows: “This Second Amendment contains the entire understanding of Diosynth and Dendreon with respect to the subject matter hereof and governs any unintended inconsistency between the terms hereof and other terms of the Agreement. All of the terms of the Agreement not amended by this Second Amendment are confirmed and ratified.

20.	Section 3, first paragraph, last sentence (as revised by the May 8, 2003 amendment) is revised to provide that in the event of a conflict among the components of the Agreement, the terms in the body of the Agreement shall control over the Quality Agreement, which, in turn shall control over the terms of Change Orders, including the Scope.

In Witness Whereof, Diosynth and Dendreon have caused this Second Amendment to be executed by their respective authorized representatives as of the effective date of this Second Amendment.

Diosynth RTP, Inc		Dendreon Corporation

By	/s/ Jo Lennartz	By	/s/ Mitchell H. Gold, M.D.
Title:	President and CEO	Title:	CEO and President
Date:	10/29/2004	Date:	10/29/2004

By	/s/ Charles T. White
Title:	SVP, Marketing and Sales
Date:	10/29/2004

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